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                                                                      EXHIBIT 2


                            SHARE TRANSFER AGREEMENT
                                      AND
                        ASSIGNMENT OF INTERCOMPANY DEBT


         This SHARE TRANSFER AGREEMENT AND ASSIGNMENT OF INTERCOMPANY DEBT (the "Agreement") is made an entered into as of the 20th day of February, 2002, by and among Roger Vuillod (hereinafter sometimes referred to as "Transferee"), 1166081 Ontario Inc., an Ontario corporation (the "Subsidiary"), Hunter Technology Inc., an Ontario corporation ("Hunter"), and Martin Industries, Inc., a Delaware corporation (hereinafter sometimes referred to as "Transferor").

                                   RECITALS:

         Transferor owns all of the issued and outstanding shares of Subsidiary.

         Transferor owns certain assets, including equipment, tooling, inventory and intellectual property, used in the manufacture and distribution of NuWay do-it-yourself trailers, as set out in Schedule A hereto, (the "NuWay Assets").

         Subsidiary owns all of the issued and outstanding shares of Hunter which corporation manufactures and distributes heating and hearth products and NuWay do-it-yourself trailers.

         Hunter is indebted to Transferor in the amount of four million three hundred fifty-three thousand eighty-four and No/100 United States Dollars (US$4,353,084.00) (the "Intercompany Debt") which consists of (i) loans made by Transferor to Subsidiary and Hunter totaling three million six hundred sixty-one thousand five hundred seventy-seven and no/100 United States Dollars (US $3,661,577.00) which are secured by a mortgage on a real property in Orillia, Ontario, a general security agreement dated March 31, 1999, and certain other security (the "Security"), and (ii) accounts receivable owing from Hunter to Transferor (the "Accounts").

         Hunter may presently be in possession of certain assets of Transferor (other than the NuWay Assets), including tooling used in the production by Hunter of certain components used in products manufactured by Transferor and intellectual property, technology and know-how, which the parties will cooperate in identifying and mutually determining following the date hereof (the "Transferor Assets").

         Transferor desires to transfer to Transferee all of the shares of Subsidiary held by Transferor and the Intercompany Debt and Security.

         Transferor desires to transfer, set over and assign to Hunter the NuWay Assets.


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         Transferee desires to acquire all of the shares of Subsidiary held by
Transferor in accordance with and subject to the terms of this Agreement.

         Hunter desires to acquire the NuWay Assets and assume all obligations and liabilities associated therewith.

         NOW THEREFORE, in consideration of the sum of $1.00 now paid to the Transferor, the Transferee's assumption of all obligations and liabilities attendant with the ownership of the capital shares of the Subsidiary, Hunter's assumption of all obligations and liabilities attendant with the NuWay Assets, and of the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.       Transfer of Shares and Intercompany Debt.

                  Subject to the terms and conditions hereof, and in reliance upon the representations and warranties made herein, Transferee hereby acquires and assumes, and Transferor hereby transfers, assigns and sets over to Transferee, all of its right, title and interest in and to (a) the shares of the Subsidiary held by Transferor (the "Shares"), which represent one hundred percent (100%) of the capital shares of the Subsidiary outstanding on the date hereof and (b) the Intercompany Debt and the Security.

         2.       Transfer of NuWay Assets.

                  Transferor does hereby assign, transfer, sell and convey to Hunter all of Transferor's rights, title and interest in and to the NuWay Assets. Hunter hereby assumes and agrees to perform, pay, discharge the liabilities and obligations of Transferor arising from the business of manufacturing and distributing NuWay do-it-yourself trailers by Hunter as such liabilities and obligations arise on or after the date hereof (the "NuWay Liabilities"), including all product warranty claims arising after the date hereof, whether the basis of the claim occurred before or after the date of this Agreement, but excluding any NuWay product warranty and product liability claims which have been received by Transferor prior to the date hereof.

         3.       Deliveries.

                  (a) Transferor shall deliver to Transferee herewith (i) certificates representing all of the Shares properly endorsed for transfer or accompanied by duly executed powers, (ii) an executed Mutual General Release as contemplated herein, (iii) evidence of the transfer and assignment of the Intercompany Debt and Security reasonably satisfactory to Transferee and his counsel, and (iv) the corporate seal, minute books, organizational documents and stock record books of Subsidiary and Hunter and the books and records of the business of Subsidiary and Hunter and those directly related to the NuWay Assets and NuWay Liabilities.

                  (b) Transferor shall deliver to Hunter herewith a bill of sale and assignment and such other documentation as shall be necessary to evidence the transfer and assignment of the NuWay Assets to Hunter.


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                  (c)      Transferee shall deliver to Transferor herewith an
executed Mutual General Release as contemplated herein.

                  (d) Hunter shall deliver to Transferor herewith (i) an executed Mutual General Release as contemplated herein, and (ii) evidence of the assumption of the NuWay Liabilities by Hunter reasonably satisfactory to Transferor and its counsel.

                  (e) Subsidiary shall deliver to Transferor herewith an executed Mutual General Release.

         4. Residual Payment. In the event Transferee or his successor or assigns collects any amount of the Intercompany Debt within the three (3) year period following the date of this Agreement, Transferee shall promptly deliver to Transferor in readily available funds a percentage of all amounts collected based on the following scale:

                  (a) if any amount is collected in the first year following the date of this agreement, ten percent (10%) of the first $500,000.00; twenty-five percent (25%) of the second $500,000.00; and thirty-three percent (33%) of any amount over $1,000,000.00;

                  (b) if any amount is collected in the second year following the date of this agreement, ten percent (10%) of the first $1,000,000.00; and fifteen percent (15%) of any amount over $1,000,000; and

                  (c) if any amount is collected in the third year following the date of this agreement, ten percent (10%) of the total amount collected.

         5. Title of Shares, Intercompany Debt and NuWay Assets. Transferor represents and warrants, which representations and warranties shall not merge on closing but shall survive indefinitely, that (a) the Shares, Intercompany Debt, Security and NuWay Assets are owned by Transferor free and clear of all security interests, pledges, claims, liens, encumbrances, charges and assessments, restrictive agreements and any other restrictions, preemptive or similar rights or any rights or interests of any other person, (b) Transferor has full legal right, power and authority to enter into this Agreement and has full legal right, power and authority to sell, assign and transfer the Shares, Intercompany Debt, Security and NuWay Assets to Transferee, and (c) at the date hereof, except for the Intercompany Debt, Martin is not owed any money by either the Subsidiary or Hunter. The foregoing notwithstanding, Transferee acknowledges that he is fully aware of the discussions and potential dispute concerning the claims made by James H. Grout of the firm of Thornton Grout Finnigren on behalf of Eneroil Company Limited and related parties with respect to an alleged settlement of the lawsuit by Eneroil against Hunter and Victor Koby and Transferee agrees that Transferor makes no representation or warranty with respect to said matter and Transferee takes the Shares subject thereto. Transferee further acknowledges that Transferor makes no representation concerning the priority of the Security.


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         5A.      Income Tax Act Indemnity. The Transferor hereby covenants and agrees to indemnify, protect, and save harmless the Transferee, the Subsidiary, Hunter, and their successors and assigns from any claims that may be made by Canada Customs and Revenue Agency in respect of the parties having concluded the transactions contemplated hereby without complying with the provisions of the Income Tax Act (Canada), particularly Section 116 thereof.

         6.       Representations of Transferee.

                  (a) Transferee is the President and sole director of Hunter and is the sole director of Subsidiary and, in such capacity, has knowledge of and experience in the financial and business matters of Subsidiary and Hunter, and is capable of evaluating the risks and merits of this investment. In entering into this Agreement and the transaction contemplated hereby, Transferee has carefully evaluated the financial status of Subsidiary and Hunter, his own financial resources, and the risk associated with this investment. Transferee acknowledges that the investment contains a high degree of risk, and that he is able to bear the economic risks--including the possibility of a total loss of his investment.

                  (b) Transferee is aware of the fact that the Shares have not been registered, nor is registration contemplated under the Securities Act of 1933, as amended, or under the securities laws of any state, but are being offered pursuant to exemptions from the registration requirements of federal and state securities laws. Accordingly, the Shares must be held indefinitely unless they are subsequently registered under such securities laws or a sale or transfer may be made without registration thereunder. Transferee further acknowledges that the Shares are being offered pursuant to exemption from prospectus and registration requirements under the securities laws of Ontario.

                  (c) Transferee is purchasing the Shares for his own account for investment and not with a view to distribution or resale.

                  (d) Transferee acknowledges that he has been advised to consult with his attorney regarding legal matters concerning this Agreement, the transaction contemplated hereby, the Subsidiary and Hunter.

                  (e) Transferee hereby confirms that no representations or warranties have been made to him other than those contained in this Agreement and that he has not relied upon any representation or warranty not contained herein in making or confirming this Agreement.

                  (f) Transferee understands and acknowledges that the law firms of Bradley Arant Rose & White LLP and Borden Ladner Gervais LLP are representing Transferor in connection with this Agreement and that Bradley Arant Rose & White LLP and Borden Ladner Gervais LLP are not representing Transferee. Transferee is being represented in the transaction by WeirFoulds LLP.

         7. Mutual General Release. In connection with the execution, delivery and performance of this Agreement, and as a condition to the closing hereof, each of the parties hereto shall execute and deliver mutual general releases in form and substance acceptable to the parties.


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         8.       Release of Escrow. Subsidiary hereby releases in favor of
Transferor any and all of Subsidiary's rights in the Escrow Agreement dated as of February 1, 1996, by and among Transferor, Subsidiary, and certain of the shareholders of Hunter Energy and Technologies Inc., an Ontario corporation, 1061099 Ontario Inc., an Ontario corporation, and 679401 Ontario Inc., an Ontario corporation, and all of the shareholders of Airform Fabrics Inc., an Ontario corporation, and AmSouth Bank of Alabama as escrow agent (the "Escrow Agreement"). Neither Transferee nor Subsidiary shall claim any right to any funds held in escrow pursuant to the Escrow Agreement.

         9. Further Assurances. Following the entering into of this Agreement, each of the parties hereto will forthwith, at its own expense, execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and do all things necessary or proper in order to (i) vest, perfect or confirm, of record or otherwise, the right, title and interest of Transferee, his heirs and assigns, in and to the Shares and the Intercompany Debt and Security, (ii) vest, perfect or confirm, of record or otherwise, the right, title and interest of Hunter, its successors and assigns, in and to the NuWay Assets, (iii) deliver to Transferor the Transferor Assets, and (iv) effect the assumption by Hunter of the NuWay Liabilities.

         10. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first-class, postage prepaid, registered or certified mail as follows:

                  To Transferor:    Martin Industries, Inc.
                                    Attn: President & CEO
                                    301 E. Tennessee Street
                                    Florence, AL  35630
                                    USA

                  To Transferee:    Roger Vuillod
                                    105 Elm Cove
                                    Florence, AL  35634
                                    USA

                  To Subsidiary:    1166081 Ontario Inc.
                                    c/o Hunter Technology Inc.
                                    Attn:  President & CEO
                                    100 Hunter Valley Road RR#2
                                    Orillia Ontario L3V 6K1
                                    CANADA

         11.      Miscellaneous.

                  (a) Computer Services. Transferor agrees to continue providing computer services to Hunter consistent with those provided by Transferor to Hunter as of the date hereof for a period of ninety (90) days from date of this Agreement.


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                  (b)      Access to Books and Records. After the date
herewith, Transferee will afford Transferor, its counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in the possession of Transferee, Subsidiary or Hunter relating directly or indirectly to the properties, liabilities or operations of Subsidiary, Hunter, the NuWay Assets and the NuWay Liabilities, with respect to periods prior to the date hereof, and the right to make copies and extracts therefrom. Transferee agrees for a period extending five years after the date herewith not to allow the destruction or other disposal of any such records without first offering in writing to surrender such records to Transferor, which shall have ten (10) days after such offer to agree in writing to take possession thereof.

                  (c) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama applicable to agreements made and to be performed wholly within such state and without giving effect to conflict of law principles.

                  (d) Captions. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (e) Entire Agreement. This Agreement and the Mutual General Release dated the date hereof, contain the entire agreement of the parties and supersede and cancel any other agreement, representation, communication or understanding, whether oral or written, between the parties hereto and relating to the transactions contemplated herein or the subject matter hereof. This Agreement may not be changed or terminated orally, but may only be changed by an Agreement in writing signed by the parties hereto.

                  (f) Interpretation of Agreement. All parties have participated fully in the negotiation and drafting of this Agreement. The Agreement has been prepared by all parties equally, and is to be interpreted according to its terms. No inference shall be drawn that the Agreement was prepared by or is the product of any particular party or parties.

                  (g) Enforceability and Remedies. All the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and assigns. This Agreement shall not be assignable by a party hereto without the prior written consent of the other parties hereto.


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         IN WITNESS WHEREOF, undersigned parties have executed this Agreement on the 20th day of February, 2002.


                                                     /s/ ROGER VUILLOD
                                             ----------------------------------
                                                       Roger Vuillod


                                                   1166081 ONTARIO INC.

                                             By:      /s/ ROGER VUILLOD
                                                -------------------------------
                                                         Its President


                                                  HUNTER TECHNOLOGY INC.


                                             By       /s/ ROGER VUILLOD
                                               --------------------------------
                                                        Its President


                                                   MARTIN INDUSTRIES, INC.


                                             By       /s/ JOHN L. DUNCAN
                                               --------------------------------
                                                        Its President
                                                 and Chief Executive Officer


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                           SCHEDULE A - NUWAY ASSETS

All equipment, tooling, inventory and intellectual property used in the manufacture and distribution of NuWay do-it-yourself trailers, currently located at Hunter Technology Inc.